Exhibit 99.1

FOR IMMEDIATE RELEASE

KIT DIGITAL ANNOUNCES SETTLEMENT OF SECURITIES LAWSUITS

NEW YORK, NY-- June 28, 2013 - KIT digital, Inc. (“KIT”), a global provider of digital television and media solutions recently signed a memorandum of understanding (the “MOU”) to settle a series of federal securities lawsuits filed against KIT and certain of KIT’s current and former officers and directors. The lawsuits concerned conduct that was alleged to have occurred between 2008 and 2011. The MOU is an important milestone as KIT continues to build momentum for a successful future.

The settlement embodied in the MOU will fully resolve four putative class actions that were filed in the United States District Court for the Southern District of New York (the “Court”) and subsequently combined by the Court into a consolidated action with the caption In re KIT Digital, Inc. Securities Litigation, 12 Civ. 4199 (the “Consolidated Action”). The Consolidated Action, which was brought on behalf of all persons who purchased or otherwise acquired KIT stock during the period between May 19, 2009 and November 21, 2012 (the “Class”), alleged violations of federal securities law arising from, among other things, alleged accounting issues, material weaknesses in the internal controls and financial reporting at KIT, certain acquisition transactions that KIT consummated during 2008-2011, and other events from that time period. As contemplated in the MOU, KIT’s insurers will pay approximately $6 million (the “Settlement Amount”) to settle all claims of the Class, and all parties will execute mutual releases. KIT and the other defendants will have no obligation to fund any part of the Settlement Amount and any fee award to plaintiffs’ counsel would be paid from the Settlement Amount.

KIT digital Interim CEO, Peter Heiland said: “The federal securities lawsuits, which concerned conduct under KIT’s prior management, have been a significant distraction to the business, hindering its ability to attract capital and grow according to its real capability. Resolving these lawsuits signifies our continued progress towards putting the company back on its feet and freeing the company to focus solely on delivering the best in cutting-edge video software and services.

Along with the chapter 11 Plan of Reorganization that’s progressing in a way that we’re confident will satisfy creditors -- as well as shareholders keen to invest in the reorganized KIT business, Piksel -- the signing of this MOU is yet a further indication that I think we’re finally seeing blue sky ahead.”

KIT’s entry into the MOU is not an admission of any fault, wrongdoing, or liability for the claims and damages asserted in the Consolidated Action. The settlement embodied in the MOU is subject to execution of all necessary documents, including a formal stipulation of settlement, as well as all necessary court approvals.

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About KIT digital, Inc.
KIT digital is a leading video management software and services company. With its proprietary OVP and OTT platform products, Cloud and Cosmos, as well as systems integration and solutions design expertise, KIT delivers complete video solutions to clients, helping to power the transformation from traditional broadcast to multiscreen broadband TV. KIT digital services nearly 2,500 clients in 50+ countries including some of the world’s biggest brands, such as Airbus, The Associated Press, AT&T, BBC, BSkyB, Disney-ABC, Google, HP, MTV, News Corp, Sky Deutschland, Sky Italia, Telecom Argentina, Telecom Italia, Telefonica, Universal Studios, Verizon, Vodafone VRT and Volkswagen. KIT digital maintains headquarters in New York City with offices around the world. Learn more at www.kitd.com and follow on Twitter.

Contact Information

KIT digital Media Contact:
Natasha Roberton
VP Brand and Communications
T: +1 (347) 328 3545
E: natasha.roberton@kit-digital.com

TallGrass PR Media Contact:
Tarley Jordan
Account Executive
T: +1 (646) 801 4695
E: tarley.jordan@tallgrasspr.com